Exhibit 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“First Amendment”) is made to the Employment Agreement (the “Original Employment Agreement” or the “Agreement”) by and between White River Energy Corp (“White River” or the “Company”) and Richard Horgan (the “Executive”) on this 29th day of April 2024 and effective on the 1st day of May, 2024 (the “Effective Date”).

This First Amendment collectively with the Original Employment Agreement supersede any and all previous written or verbal agreements between the Company and the Executive.

WITNESSETH

WHEREAS, in Section 4(a) of the original Employment Agreement was entered into on July 22, 2022, it stated that:

Salary. Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $120,000 (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices. The Executive’s Base Salary shall be increased to an annual salary of $200,000 upon the earlier of (1) the successful placement of at least $10,000,000 of capital into the Company, or (2) 90 calendar days from the execution of this Agreement. The Executive’s Base Salary shall be automatically increased on the first calendar day of every year for inflation based on the year-over-year increase, if appliable, in the Consumer Price Index reported by the U.S. Bureau of Labor Statistics. The Executive’s Base Salary shall be reviewed at least annually, prior to the first calendar day of every year, by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term. However, the Executive’s Base Salary may not be decreased during the Term.

NOW THEREFORE, the Company and Executive have mutually agreed replace the entirety of Section 4(a) with the following language:

Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $225,000 (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices. The Executive’s Base Salary shall be automatically increased on the first calendar day of every year for inflation based on the year-over-year increase, if appliable, in the Consumer Price Index reported by the U.S. Bureau of Labor Statistics. The Executive’s Base Salary shall be reviewed at least annually, prior to the first calendar day of every year, by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term. However, the Executive’s Base Salary may not be decreased during the Term.

IN WITNESS WHEREOF, the undersigned have signed this First Amendment to be effective as of the date first written above.

COMPANY:

WHITE RIVER ENERGY CORP

By:	/s/ Randy May
Name:	Randy May
Title:	CEO

WHITE RIVER ENERGY CORP

By:	/s/ Jay Puchir
Name:	Jay Puchir
Title:	CFO

EXECUTIVE:

By:	/s/ Richard Horgan
Name:	Richard Horgan